Exhibit 99.1

News Release

Contact:
Steve Dale	Judith T. Murphy
Media Relations	Investor Relations
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS RECORD NET INCOME FOR THE
SECOND QUARTER OF 2006

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q06 vs	2Q06 vs	YTD	YTD	Percent
	2006	2006	2005	1Q06	2Q05	2006	2005	Change

Net income	$1,201	$1,153	$1,121	4.2	7.1	$2,354	$2,192	7.4
Diluted earnings per common share	.66	.63	.60	4.8	10.0	1.29	1.17	10.3

Return on average assets (%)	2.27	2.23	2.23			2.25	2.22
Return on average common equity (%)	24.3	23.3	22.7			23.8	22.3
Net interest margin (%)	3.68	3.80	3.99			3.74	4.03
Efficiency ratio (%)	44.4	44.9	48.3			44.6	45.1
Tangible efficiency ratio (%) (a)	41.8	42.4	42.8			42.1	41.2

Dividends declared per common share	$.33	$.33	$.30	—	10.0	$.66	$.60	10.0
Book value per common share (period-end)	10.89	10.80	10.88	.8	.1
(a)	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortizations.
     MINNEAPOLIS, July 18, 2006 — U.S. Bancorp (NYSE: USB) today reported net income of $1,201 million for the second quarter of 2006, compared with $1,121 million for the second quarter of 2005. Net income of $.66 per diluted common share in the second quarter of 2006 was higher than the same period of 2005 by 10.0 percent, or $.06 per diluted common share. Return on average assets and return on average common equity were 2.27 percent and 24.3 percent, respectively, for the second quarter of 2006, compared with returns of 2.23 percent and 22.7 percent, respectively, for the second quarter of 2005.
     U.S. Bancorp Chairman and Chief Executive Officer Jerry A. Grundhofer said, “Historically, the second quarter of the year is one of the Company’s strongest, and this year was no exception. Our earnings per diluted common share grew by ten percent over the same quarter of 2005 and 4.8 percent over the first quarter of 2006. We achieved industry-leading performance metrics of return on assets of 2.27 percent and return on average common equity of 24.3 percent. We recorded

U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

exceptional growth in fee revenue, and that growth, coupled with controlled expenses, led to a tangible efficiency ratio for the quarter of 41.8 percent. Growing revenue faster than expense has always been a goal of this Company, and we did just that this quarter. As a result, we created positive operating leverage on both a year-over-year and linked quarter basis.
     “The growth in noninterest income was 13.9 percent year-over-year. Our payments and fiduciary businesses were the primary contributors to the increase in fee income, both of which recorded solid organic growth, as well as incremental revenue from recent acquisitions. In addition, consumer banking posted strong increases in deposit service charges year-over-year.
     “Once again, credit quality was outstanding. These results are the direct benefit of our efforts to reduce the overall risk profile of the Company. Going forward, we will continue to focus on acquiring high quality credits and maintaining our current risk profile. The offset may be slightly lower spread income and loan growth, but the reward should be lower overall credit costs during the next credit cycle.
     “Total average loans increased year-over-year by 7.3 percent, while total average earning assets rose by 4.6 percent. Despite the increase in average earning assets, net interest income for the quarter was lower than the same period of last year, as our net interest margin declined to 3.68 percent. Competitive pricing and growth in lower-spread assets, given the current interest rate environment, had a significant impact on the margin. Our challenge going forward will be to grow credit products at reasonable spreads that compensate for the risk involved. We can compete effectively in this environment given our powerful fee-based product set and our status as a low-cost producer.
     “We announced two acquisitions in June. First, we signed a definitive agreement to purchase Vail Banks, Inc., the parent company of WestStar Bank. This acquisition will add 24 new branch locations to our franchise in western Colorado. Second, we announced the purchase of Schneider Payment Services, a division of Schneider National, Inc. These two small acquisitions fit very well into our expansion strategy. The Colorado branches will enhance our distribution in attractive, growing markets, while Schneider Payment Services will expand our current fee-based freight payment offerings and business opportunities.
     “I am very pleased overall with our second quarter results. These results demonstrate that our Company can produce high-quality earnings for our shareholders by leveraging its balanced
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

business mix, advantaged scale, reduced risk profile, low-cost leadership and dedication to customer service.”
     The Company’s results for the second quarter of 2006 improved over the same period of 2005, as net income increased by $80 million (7.1 percent), primarily due to strong growth in a majority of fee-based products. Included in the second quarter of 2006 results was a $35 million gain related to the Company’s proportionate share of the initial public offering of MasterCard, Incorporated (“MasterCard IPO”).
     Total net revenue on a taxable-equivalent basis for the second quarter of 2006 was $3,452 million, $150 million (4.5 percent) higher than the second quarter of 2005, primarily reflecting a 13.9 percent increase in noninterest income partially offset by a 3.6 percent decline in net interest income. Noninterest income growth was driven by organic business growth and recent expansion in trust and payment processing businesses, partially offset by lower mortgage banking revenue due to the impact of adopting Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”) in the first quarter of 2006. Mortgage banking revenue in the second quarter of 2006 was impacted primarily by the effect of principal repayments on the valuation of servicing rights that was previously recognized as part of intangible expense. Total noninterest expense in the second quarter of 2006 was $1,530 million, $65 million (4.1 percent) lower than the second quarter of 2005, primarily reflecting lower intangible expense due to the adoption of SFAS 156 and lower debt prepayment expense. This was partially offset by incremental operating and business integration costs principally associated with recent acquisitions, increased pension costs and higher expenses related to investments in tax-advantaged projects from a year ago.
     Provision for credit losses for the second quarter of 2006 was $125 million, a decrease of $19 million from the second quarter of 2005. The decrease in the provision for credit losses year-over-year primarily reflected strong credit quality and the near-term favorable impact of changes in bankruptcy law in the fourth quarter of 2005. Net charge-offs in the second quarter of 2006 were $125 million, compared with the first quarter of 2006 net charge-offs of $115 million and the second quarter of 2005 net charge-offs of $144 million. Total nonperforming assets were $550 million at June 30, 2006, compared with $619 million at March 31, 2006, and $610 million at June 30, 2005. The ratio of the allowance for credit losses to nonperforming loans was 500 percent at June 30, 2006, compared with 432 percent at March 31, 2006, and 441 percent at June 30, 2005.
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	2Q	1Q	2Q	2Q06 vs	2Q06 vs	YTD	YTD	Percent
	2006	2006	2005	1Q06	2Q05	2006	2005	Change

Net interest income	$1,697	$1,725	$1,761	(1.6)	(3.6)	$3,422	$3,512	(2.6)
Noninterest income	1,755	1,614	1,541	8.7	13.9	3,369	2,923	15.3

Total net revenue	3,452	3,339	3,302	3.4	4.5	6,791	6,435	5.5
Noninterest expense	1,530	1,500	1,595	2.0	(4.1)	3,030	2,926	3.6

Income before provision and taxes	1,922	1,839	1,707	4.5	12.6	3,761	3,509	7.2
Provision for credit losses	125	115	144	8.7	(13.2)	240	316	(24.1)

Income before taxes	1,797	1,724	1,563	4.2	15.0	3,521	3,193	10.3
Taxable-equivalent adjustment	11	10	7	10.0	57.1	21	14	50.0
Applicable income taxes	585	561	435	4.3	34.5	1,146	987	16.1

Net income	$1,201	$1,153	$1,121	4.2	7.1	$2,354	$2,192	7.4

Net income applicable to common equity	$1,184	$1,153	$1,121	2.7	5.6	$2,337	$2,192	6.6

Diluted earnings per common share	$.66	$.63	$.60	4.8	10.0	$1.29	$1.17	10.3

Net Interest Income
     Second quarter net interest income on a taxable-equivalent basis was $1,697 million, compared with $1,761 million recorded in the second quarter of 2005. Average earning assets for the period increased over the second quarter of 2005 by $8.2 billion (4.6 percent), primarily driven by a $3.7 billion (21.3 percent) increase in residential mortgages, a $2.6 billion (6.0 percent) increase in total commercial loans, a $2.2 billion (4.9 percent) increase in total retail loans and a $1.2 billion (4.4 percent) increase in total commercial real estate loans. This was partially offset by a $2.3 billion (5.3 percent) decrease in investment securities. The positive impact to net interest income from the growth in earning assets was more than offset by a lower net interest margin. The net interest margin in the second quarter of 2006 was 3.68 percent, compared with 3.99 percent in the second quarter of 2005. The decline in the net interest margin reflected the competitive lending environment during 2005, asset/liability management decisions and the impact of changes in the yield curve from a year ago. Since the second quarter of 2005, credit spreads have tightened by approximately 23 basis points across most lending products due to competitive pricing and a change in mix due to growth in lower-spread, fixed-rate credit products. The net interest margin also declined due to funding incremental asset growth with higher cost wholesale funding, share repurchases and asset/liability decisions designed to minimize the Company’s rate sensitivity position. An increase in the margin benefit of net free funds and loan fees partially offset these factors.
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

     Net interest income in the second quarter of 2006 was lower than the first quarter of 2006 by $28 million (1.6 percent). The net interest margin of 3.68 percent in the second quarter of 2006 was 12 basis points lower than the net interest margin of 3.80 percent in the first quarter of 2006. The decline in the net interest margin from the first quarter of 2006 was due to continued tightening of the credit spreads, incrementally funding a higher percentage of earning assets with wholesale funding and the ongoing impact of the flat yield curve. During the second quarter of 2006, credit spreads narrowed 7 basis points compared with the first quarter of 2006.

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	2Q	1Q	2Q	2Q06 vs	2Q06 vs	YTD	YTD
	2006	2006	2005	1Q06	2Q05	2006	2005	Change

Components of net interest income
Income on earning assets	$3,037	$2,903	$2,572	$134	$465	$5,940	$5,014	$926
Expense on interest-bearing liabilities	1,340	1,178	811	162	529	2,518	1,502	1,016

Net interest income	$1,697	$1,725	$1,761	$(28)	$(64)	$3,422	$3,512	$(90)

Average yields and rates paid
Earning assets yield	6.58%	6.40%	5.83%	.18%	.75%	6.49%	5.76%	.73%
Rate paid on interest-bearing liabilities	3.45	3.10	2.23	.35	1.22	3.28	2.10	1.18

Gross interest margin	3.13%	3.30%	3.60%	(.17)%	(.47)%	3.21%	3.66%	(.45)%

Net interest margin	3.68%	3.80%	3.99%	(.12)%	(.31)%	3.74%	4.03%	(.29)%

Average balances
Investment securities	$40,087	$39,680	$42,341	$407	$(2,254)	$39,885	$42,576	$(2,691)
Loans	140,863	139,379	131,275	1,484	9,588	140,125	129,474	10,651
Earning assets	184,890	183,101	176,730	1,789	8,160	184,000	175,022	8,978
Interest-bearing liabilities	155,755	153,911	146,070	1,844	9,685	154,838	144,072	10,766
Net free funds (a)	29,135	29,190	30,660	(55)	(1,525)	29,162	30,950	(1,788)
(a)	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity.
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

AVERAGE LOANS								Table 4

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q06 vs	2Q06 vs	YTD	YTD	Percent
	2006	2006	2005	1Q06	2Q05	2006	2005	Change

Commercial	$39,871	$38,847	$37,595	2.6	6.1	$39,362	$36,843	6.8
Lease financing	5,199	5,078	4,922	2.4	5.6	5,139	4,918	4.5

Total commercial	45,070	43,925	42,517	2.6	6.0	44,501	41,761	6.6

Commercial mortgages	20,195	20,269	20,156	(.4)	.2	20,231	20,212	.1
Construction and development	8,600	8,347	7,426	3.0	15.8	8,475	7,331	15.6

Total commercial real estate	28,795	28,616	27,582	.6	4.4	28,706	27,543	4.2

Residential mortgages	20,868	20,987	17,198	(.6)	21.3	20,927	16,517	26.7

Credit card	7,360	7,120	6,527	3.4	12.8	7,241	6,472	11.9
Retail leasing	7,115	7,250	7,314	(1.9)	(2.7)	7,182	7,256	(1.0)
Home equity and second mortgages	15,035	14,935	15,003	.7	.2	14,985	14,924	.4
Other retail	16,620	16,546	15,134	.4	9.8	16,583	15,001	10.5

Total retail	46,130	45,851	43,978	.6	4.9	45,991	43,653	5.4

Total loans	$140,863	$139,379	$131,275	1.1	7.3	$140,125	$129,474	8.2

     Average loans for the second quarter of 2006 were $9.6 billion (7.3 percent) higher than the second quarter of 2005, driven by growth in average residential mortgages of $3.7 billion (21.3 percent), total commercial loans of $2.6 billion (6.0 percent), total retail loans of $2.2 billion (4.9 percent) and total commercial real estate loans of $1.2 billion (4.4 percent). Average loans for the second quarter of 2006 were higher than the first quarter of 2006 by $1.5 billion (1.1 percent), reflecting growth in the majority of loan categories. Residential mortgages remained relatively flat in the second quarter of 2006 compared with the first quarter of 2006. During the first quarter of 2006, the Company began selling an increased proportion of its residential mortgage loan production and anticipates that balances will remain essentially flat or decline somewhat during the next several quarters.
     Average investment securities in the second quarter of 2006 were $2.3 billion (5.3 percent) lower than in the second quarter of 2005. The change in the balance of the investment securities portfolio from a year ago principally reflected asset/liability management decisions to reduce the focus on residential mortgage assets given the changing rate environment and mix of loan growth. Additionally, the Company reclassified approximately $460 million of principal-only securities to its trading account effective as of January 1, 2006, in connection with the adoption of SFAS 156.
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

During the second quarter of 2006, the Company maintained a mix of approximately 40 percent variable-rate securities.

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q06 vs	2Q06 vs	YTD	YTD	Percent
	2006	2006	2005	1Q06	2Q05	2006	2005	Change

Noninterest-bearing deposits	$28,949	$28,837	$29,148	.4	(.7)	$28,893	$28,784	.4
Interest-bearing deposits
Interest checking	23,333	23,141	23,024	.8	1.3	23,238	23,085	.7
Money market savings	26,981	27,378	29,563	(1.5)	(8.7)	27,178	29,911	(9.1)
Savings accounts	5,720	5,689	5,886	.5	(2.8)	5,705	5,927	(3.7)

Total of savings deposits	56,034	56,208	58,473	(.3)	(4.2)	56,121	58,923	(4.8)
Time certificates of deposit less than $100,000	13,689	13,505	13,152	1.4	4.1	13,598	13,066	4.1
Time deposits greater than $100,000	22,561	21,613	20,459	4.4	10.3	22,089	19,559	12.9

Total interest-bearing deposits	92,284	91,326	92,084	1.0	.2	91,808	91,548	.3

Total deposits	$121,233	$120,163	$121,232	.9	—	$120,701	$120,332	.3

     Average noninterest-bearing deposits for the second quarter of 2006 remained relatively flat, decreasing only $199 million (.7 percent) compared with the second quarter of 2005 despite a reduction of excess liquidity in the markets.
     Average total savings deposits declined year-over-year by $2.4 billion (4.2 percent) due to reductions in average money market savings and savings accounts. Average money market savings balances declined by $2.6 billion (8.7 percent) year-over-year, primarily due to a decline in balances within the branches. This was partially offset by increases in broker dealer and corporate trust balances. The overall decrease in average money market savings balances year-over-year was primarily the result of the Company’s deposit pricing decisions for money market products in relation to other fixed-rate deposit products offered. A portion of branch based money market savings accounts have migrated to fixed-rate time certificates, while larger customer money market savings accounts have migrated to time deposits greater than $100,000 as rates increased on the time deposit products.
     Average time certificates of deposit less than $100,000 were higher in the second quarter of 2006 than the second quarter of 2005 by $537 million (4.1 percent). The Company experienced year-over-year growth in average time deposits greater than $100,000 of $2.1 billion (10.3 percent). This growth was broad-based across most areas of the bank including; corporate, commercial,
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

branch banking, private client and corporate trust, as customers migrated balances to higher rate deposits.
     Average noninterest-bearing deposits for the second quarter of 2006 increased modestly compared with the first quarter of 2006 principally representing seasonal deposit balances. Total savings deposits declined slightly, $174 million (.3 percent) from the first quarter of 2006 while fixed-rate time certificates and time deposits greater than $100,000 increased by $1.1 billion reflecting the impact of product pricing decisions by the Company.

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q06 vs	2Q06 vs	YTD	YTD	Percent
	2006	2006	2005	1Q06	2Q05	2006	2005	Change

Credit and debit card revenue	$202	$182	$177	11.0	14.1	$384	$331	16.0
Corporate payment products revenue	139	127	120	9.4	15.8	266	227	17.2
ATM processing services	61	59	57	3.4	7.0	120	104	15.4
Merchant processing services	253	213	198	18.8	27.8	466	376	23.9
Trust and investment management fees	314	297	253	5.7	24.1	611	500	22.2
Deposit service charges	264	232	234	13.8	12.8	496	444	11.7
Treasury management fees	116	107	117	8.4	(.9)	223	224	(.4)
Commercial products revenue	107	104	100	2.9	7.0	211	196	7.7
Mortgage banking revenue	75	24	110	nm	(31.8)	99	212	(53.3)
Investment products fees and commissions	42	38	39	10.5	7.7	80	78	2.6
Securities gains (losses), net	3	—	1	nm	nm	3	(58)	nm
Other	179	231	135	(22.5)	32.6	410	289	41.9

Total noninterest income	$1,755	$1,614	$1,541	8.7	13.9	$3,369	$2,923	15.3

Noninterest Income
     Second quarter noninterest income was $1,755 million, an increase of $214 million (13.9 percent) from the same quarter of 2005 and $141 million (8.7 percent) higher than the first quarter of 2006. The increase in noninterest income over the second quarter of 2005 was driven by favorable variances in the majority of fee income categories and the impact of the MasterCard IPO gain included in other income. This strong growth in revenue was partially offset by the accounting impact of SFAS 156 on mortgage banking revenue.
     Credit and debit card revenue and corporate payment products revenue were both higher in the second quarter of 2006 than the second quarter of 2005 by $25 million and $19 million, or 14.1
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

percent and 15.8 percent, respectively. The strong growth in credit and debit card revenue was primarily driven by higher customer transaction volumes. The corporate payment products revenue growth reflected organic growth in sales volumes and card usage. Merchant processing services revenue was higher in the second quarter of 2006 than the same quarter a year ago by $55 million (27.8 percent), reflecting an increase in sales volume driven by acquisitions, higher same store sales and equipment fees. Trust and investment management fees increased by $61 million (24.1 percent) year-over-year, due to improved equity market conditions, incremental account growth and customer balances and the acquisition of the corporate and institutional trust business of Wachovia Corporation. Deposit service charges grew year-over-year by $30 million (12.8 percent) due to increased transaction-related fees. Other income was higher by $44 million (32.6 percent) as compared to the second quarter of 2005, primarily due to the gain on the MasterCard IPO. These favorable changes in fee-based revenue were partially offset by the decline in mortgage banking revenue, principally driven by the adoption of the fair value method of accounting for mortgage servicing rights ($33 million).
     Noninterest income was higher in the second quarter of 2006 than the first quarter of 2006 by $141 million (8.7 percent). This reflected a $20 million (11.0 percent) increase in credit and debit card revenue and a $12 million (9.4 percent) increase in corporate payment products revenue due primarily to organic growth and seasonally higher transaction volume. Merchant processing services revenue increased by $40 million (18.8 percent), due primarily to higher same store sales volumes, pricing enhancements and recent business acquisitions. Trust and investment management fees and treasury management fees increased over the first quarter of 2006 by $17 million (5.7 percent) and $9 million (8.4 percent), respectively, due to seasonal tax-related processing volumes. Mortgage banking revenue was $51 million higher in the second quarter of 2006 due primarily to losses on principal-only securities and a hedging/mortgage servicing rights valuation mismatch due to the adoption of SFAS 156 in the first quarter of 2006. Other revenue decreased primarily due to a $44 million gain on certain interest rate swaps and a favorable settlement within the merchant processing business recorded in the first quarter of 2006, as well as lower gains on student loan sales and equity investment income in the second quarter of 2006 as compared with the first quarter of 2006, partially offset by the MasterCard IPO gain recorded in the current quarter.
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

NONINTEREST EXPENSE								Table 7

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q06 vs	2Q06 vs	YTD	YTD	Percent
	2006	2006	2005	1Q06	2Q05	2006	2005	Change

Compensation	$627	$633	$612	(.9)	2.5	$1,260	$1,179	6.9
Employee benefits	123	133	108	(7.5)	13.9	256	224	14.3
Net occupancy and equipment	161	165	159	(2.4)	1.3	326	313	4.2
Professional services	41	35	39	17.1	5.1	76	75	1.3
Marketing and business development	58	40	67	45.0	(13.4)	98	110	(10.9)
Technology and communications	127	117	113	8.5	12.4	244	219	11.4
Postage, printing and supplies	66	66	63	—	4.8	132	126	4.8
Other intangibles	89	85	181	4.7	(50.8)	174	252	(31.0)
Debt prepayment	11	—	54	nm	(79.6)	11	54	(79.6)
Other	227	226	199	.4	14.1	453	374	21.1

Total noninterest expense	$1,530	$1,500	$1,595	2.0	(4.1)	$3,030	$2,926	3.6

Noninterest Expense
     Second quarter noninterest expense totaled $1,530 million, a decrease of $65 million (4.1 percent) from the same quarter of 2005 and a $30 million (2.0 percent) increase from the first quarter of 2006. The decrease from a year ago primarily reflected the impact of adopting SFAS 156 on other intangible expense and lower debt prepayment expense. Compensation expense was higher year-over-year by $15 million (2.5 percent) primarily due to the corporate and institutional trust and payments processing acquisitions and other growth initiatives. Benefits expense increased from the second quarter of 2005 primarily due to higher pension costs. Technology and communications expense rose by $14 million (12.4 percent) due to increased software expense and higher outside data processing expense principally associated with expanding a prepaid gift card program and the corporate and institutional trust acquisition. Other expense increased in the second quarter of 2006 from the same quarter of 2005 by $28 million (14.1 percent) primarily due to increased investments in tax-advantaged projects relative to a year ago and business integration costs. Offsetting these expense increases was a year-over-year decline in other intangible expense of $92 million (50.8 percent), reflecting the elimination of mortgage servicing rights amortization and impairment due to the adoption of SFAS 156, and lower debt prepayment expense of $43 million.
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

     Noninterest expense in the second quarter of 2006 was higher than the first quarter of 2006 by $30 million (2.0 percent). The increase in noninterest expense in the second quarter of 2006 from the first quarter of 2006 was primarily due to operating costs from acquired businesses, an $18 million (45.0 percent) increase in marketing and business development due to the timing of marketing initiatives in consumer banking and payment systems, and debt prepayment expenses of $11 million. Partially offsetting these increases was a decline in compensation expense due to the incremental stock-based compensation expense in the first quarter of 2006 related to adopting Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”) and lower benefits expense related to seasonal changes in payroll taxes and other benefits.
Provision for Income Taxes
     The provision for income taxes for the second quarter of 2006 resulted in an effective tax rate of 32.8 percent compared with an effective tax rate of 28.0 percent in the second quarter of 2005 and an effective tax rate of 32.7 percent in first quarter of 2006. The increase in the effective rate from the same quarter of the prior year was due to a $94 million reduction in income tax expense in the second quarter of 2005 related to the resolution of federal tax examinations covering substantially all of the Company’s legal entities for years 2000 through 2002.
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)	2Q	1Q	4Q	3Q	2Q
	2006	2006	2005	2005	2005

Balance, beginning of period	$2,251	$2,251	$2,258	$2,269	$2,269

Net charge-offs
Commercial	13	5	15	7	9
Lease financing	7	7	7	16	6

Total commercial	20	12	22	23	15
Commercial mortgages	(1)	2	(1)	2	1
Construction and development	1	—	—	(2)	(3)

Total commercial real estate	—	2	(1)	—	(2)

Residential mortgages	11	7	10	9	8

Credit card	50	46	86	63	64
Retail leasing	2	4	8	5	5
Home equity and second mortgages	13	12	21	14	16
Other retail	29	32	67	42	38

Total retail	94	94	182	124	123

Total net charge-offs	125	115	213	156	144
Provision for credit losses	125	115	205	145	144
Acquisitions and other changes	—	—	1	—	—

Balance, end of period	$2,251	$2,251	$2,251	$2,258	$2,269

Components
Allowance for loan losses	$2,039	$2,035	$2,041	$2,055	$2,082
Liability for unfunded credit commitments	212	216	210	203	187

Total allowance for credit losses	$2,251	$2,251	$2,251	$2,258	$2,269

Gross charge-offs	$176	$175	$267	$229	$222
Gross recoveries	$51	$60	$54	$73	$78

Allowance as a percentage of
Period-end loans	1.59	1.62	1.63	1.65	1.70
Nonperforming loans	500	432	414	413	441
Nonperforming assets	409	364	350	351	372
Credit Quality
     The allowance for credit losses was $2,251 million at June 30, 2006, and at March 31, 2006, compared with $2,269 million at June 30, 2005. The ratio of the allowance for credit losses to period-end loans was 1.59 percent at June 30, 2006, compared with 1.62 percent at March 31, 2006, and 1.70 percent at June 30, 2005. The ratio of the allowance for credit losses to nonperforming loans was 500 percent at June 30, 2006, compared with 432 percent at March 31, 2006, and 441 percent at June 30, 2005. Total net charge-offs in the second quarter of 2006 were $125 million, compared with the first quarter of 2006 net charge-offs of $115 million and the second quarter of 2005 net charge-offs of $144 million. The year-over-year decrease in total net charge-offs was
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

principally due to the impact of changes in bankruptcy legislation that went into effect during the fourth quarter of 2005.
     Commercial and commercial real estate loan net charge-offs were $20 million for the second quarter of 2006, or .11 percent of average loans outstanding, compared with $14 million, or .08 percent of average loans outstanding, in the first quarter of 2006 and $13 million, or .07 percent of average loans outstanding, in the second quarter of 2005. The increase in net charge-offs reflected a lower level of recoveries as compared with prior quarters.
     Retail loan net charge-offs were $94 million in the second quarter and first quarter of 2006 compared with $123 million in the second quarter of 2005. Retail loan net charge-offs remained flat as compared to the first quarter of 2006 and declined from the second quarter of 2005, reflecting the impact of the bankruptcy legislation change that occurred in the fourth quarter of 2005. Retail loan net charge-offs as a percent of average loans outstanding were .82 percent in the second quarter of 2006, compared with .83 percent and 1.12 percent in the first quarter of 2006 and second quarter of 2005, respectively. The Company anticipates that bankruptcy charge-offs will return to more normalized levels in future quarters.
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

CREDIT RATIOS	Table 9

(Percent)	2Q	1Q	4Q	3Q	2Q
	2006	2006	2005	2005	2005

Net charge-offs ratios (a)
Commercial	.13	.05	.15	.07	.10
Lease financing	.54	.56	.56	1.29	.49
Total commercial	.18	.11	.20	.21	.14

Commercial mortgages	(.02)	.04	(.02)	.04	.02
Construction and development	.05	—	—	(.10)	(.16)
Total commercial real estate	—	.03	(.01)	—	(.03)

Residential mortgages	.21	.14	.20	.19	.19

Credit card	2.72	2.62	5.00	3.74	3.93
Retail leasing	.11	.22	.43	.27	.27
Home equity and second mortgages	.35	.33	.56	.37	.43
Other retail	.70	.78	1.64	1.04	1.01
Total retail	.82	.83	1.59	1.09	1.12

Total net charge-offs	.36	.33	.61	.46	.44

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (b)
Commercial	.05	.05	.05	.04	.05
Commercial real estate	—	—	—	.01	.01
Residential mortgages	.30	.31	.32	.30	.32
Retail	.38	.36	.36	.36	.40
Total loans	.19	.18	.18	.18	.19

Delinquent loan ratios - 90 days or more past due including nonperforming loans (b)
Commercial	.58	.64	.69	.74	.74
Commercial real estate	.40	.51	.55	.57	.59
Residential mortgages	.49	.53	.55	.53	.55
Retail	.50	.52	.50	.45	.43
Total loans	.51	.56	.58	.58	.58

(a) annualized and calculated on average loan balances
(b) ratios are expressed as a percent of ending loan balances
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

ASSET QUALITY	Table 10

($ in millions)
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2006	2006	2005	2005	2005

Nonperforming loans
Commercial	$203	$219	$231	$265	$238
Lease financing	38	41	42	35	60

Total commercial	241	260	273	300	298
Commercial mortgages	88	123	134	144	140
Construction and development	25	23	23	16	21

Total commercial real estate	113	146	157	160	161
Residential mortgages	39	45	48	44	42
Retail	57	70	66	43	13

Total nonperforming loans	450	521	544	547	514

Other real estate	77	71	71	68	68
Other nonperforming assets	23	27	29	29	28

Total nonperforming assets (a)	$550	$619	$644	$644	$610

Accruing loans 90 days or more past due	$264	$251	$253	$242	$258

Restructured loans that continue to accrue interest	$370	$371	$315	$301	$274

Nonperforming assets to loans plus ORE (%)	.39	.45	.47	.47	.46
(a) does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest
     Nonperforming assets at June 30, 2006, totaled $550 million, compared with $619 million at March 31, 2006, and $610 million at June 30, 2005. The ratio of nonperforming assets to loans and other real estate was .39 percent at June 30, 2006, compared with .45 percent at March 31, 2006, and .46 percent at June 30, 2005. Restructured loans that continue to accrue interest have increased from the second quarter of 2005, reflecting the impact of implementing higher minimum balance payment requirements for credit card customers in response to industry guidance issued by the banking regulatory agencies.
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

CAPITAL POSITION	Table 11

($ in millions)	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2006	2006	2005	2005	2005

Total shareholders’ equity	$20,415	$20,256	$20,086	$19,864	$19,901
Tier 1 capital	16,841	16,478	15,145	15,180	14,564
Total risk-based capital	24,893	24,328	23,056	23,283	22,362

Tier 1 capital ratio	8.9%	8.9%	8.2%	8.4%	8.1%
Total risk-based capital ratio	13.1	13.1	12.5	12.8	12.5
Leverage ratio	8.2	8.2	7.6	7.7	7.5
Common equity to assets	9.1	9.2	9.6	9.6	9.8
Tangible common equity to assets	5.6	5.4	5.9	6.2	6.1
     Total shareholders’ equity was $20.4 billion at June 30, 2006, compared with $19.9 billion at June 30, 2005. The increase was the result of corporate earnings and the issuance of $1.0 billion of non-cumulative, perpetual preferred stock on March 27, 2006, offset by share buybacks and dividends. On June 20, 2006, the Company’s board of directors declared the first quarterly dividend on the preferred stock. The $432.44 per share (equivalent to $.43244 per depository share) was declared for shareholders of record on June 30, 2006, payable July 17, 2006.
     The Tier 1 capital ratio was 8.9 percent at June 30, 2006, and at March 31, 2006, and 8.1 percent at June 30, 2005. The total risk-based capital ratio was 13.1 percent at June 30, 2006, and at March 31, 2006, and 12.5 percent at June 30, 2005. The leverage ratio was 8.2 percent at June 30, 2006, and at March 31, 2006, and 7.5 percent at June 30, 2005. Tangible common equity to assets was 5.6 percent at June 30, 2006, compared with 5.4 percent at March 31, 2006, and 6.1 percent at June 30, 2005. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

COMMON SHARES	Table 12

(Millions)	2Q	1Q	4Q	3Q	2Q
	2006	2006	2005	2005	2005

Beginning shares outstanding	1,783	1,815	1,818	1,829	1,842
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	9	9	6	4	4
Shares repurchased	(9)	(41)	(9)	(15)	(17)

Ending shares outstanding	1,783	1,783	1,815	1,818	1,829

     On December 21, 2004, the Board of Directors of U.S. Bancorp approved an authorization to repurchase up to 150 million shares of outstanding common stock during the following 24 months. During the second quarter of 2006, the Company repurchased 9 million shares of common stock. As of June 30, 2006, there were approximately 33 million shares remaining to be repurchased under the current authorization.
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13

($ in millions)
	Net Income			Percent Change					2Q 2006
	2Q	1Q	2Q	2Q06 vs	2Q06 vs	YTD	YTD	Percent	Earnings
Business Line	2006	2006	2005	1Q06	2Q05	2006	2005	Change	Composition

Wholesale Banking	$298	$300	$292	(.7)	2.1	$598	$571	4.7	25%
Consumer Banking	488	411	429	18.7	13.8	899	816	10.2	41
Wealth Management	148	134	116	10.4	27.6	282	227	24.2	12
Payment Services	251	223	183	12.6	37.2	474	351	35.0	21
Treasury and Corporate Support	16	85	101	(81.2)	(84.2)	101	227	(55.5)	1

Consolidated Company	$1,201	$1,153	$1,121	4.2	7.1	$2,354	$2,192	7.4	100%

(a) preliminary data
Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Wealth Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2006, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.
     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $298 million of the Company’s net income in the second quarter of 2006, a 2.1 percent increase over the same period of 2005 and relatively flat as compared with the first quarter of 2006. The increase in Wholesale Banking’s second quarter 2006 contribution over the same quarter of 2005 was the result of a favorable variance in total net revenue (3.1 percent). The favorable
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

variance in total net revenue year-over-year was the result of growth in net interest income (3.2 percent) and total noninterest income (2.7 percent). The increase in net interest income was driven primarily by loan growth (5.9 percent) and the margin benefit of deposits partially offset by tighter credit spreads. The increase in total noninterest income was due primarily to increases in commercial lease income and foreign exchange trading revenue. These positive variances were partially offset by an increase in the provision for credit losses which primarily reflected lower recoveries compared with a year ago.
     Wholesale Banking’s contribution to net income in the second quarter of 2006 compared to the first quarter of 2006 was relatively flat as a favorable variance in total net revenue (1.0 percent) was substantially offset by an increase in the provision for credit losses. Total net revenue was higher on a linked quarter basis due primarily to an increase in net interest income (1.3 percent). The favorable variance in net interest income was primarily due to seasonally higher deposit balances and the benefit from wider deposit spreads. Total noninterest income on a linked quarter basis was flat as increases in commercial lease revenue and seasonally higher treasury management fees were offset by a decrease in income related to equity investments. Net charge-offs increased compared with first quarter of 2006 due to lower commercial recoveries, which drove the unfavorable variance in the provision for credit losses quarter-over-quarter.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATMs. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking, and 24-hour banking. Consumer Banking contributed $488 million of the Company’s net income in the second quarter of 2006, a 13.8 percent increase over the same period of 2005 and an 18.7 percent increase from the prior quarter. The favorable increase year-over-year was the result of higher total net revenue (1.6 percent), a reduction in total noninterest expense (9.1 percent) and lower provision for credit losses (14.3 percent). Total net revenue was higher than the same quarter of 2005 due to growth in net interest income (2.0 percent) and a modest increase in noninterest income (.6 percent). Net interest income was higher year-over-year primarily due to growth in average loan balances of 8.6 percent and the margin benefit of deposits, somewhat offset by lower spreads on those assets given the competitive lending environment. Noninterest income was relatively flat in the second quarter of 2006 as compared to the same period of 2005. A reduction in mortgage banking revenue, primarily
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

due to adopting fair value accounting for mortgage servicing rights in the first quarter of 2006, was offset by strong growth in deposit service charges due to increased transaction-related fees and other revenue resulting from improving end-of-term retail lease residual values. Total noninterest expense in the second quarter of 2006 was lower compared with the same quarter of 2005 due to the elimination of mortgage servicing rights amortization under SFAS 156 which resulted in a decrease in other intangible expense of $52 million. In addition there was a favorable variance in net shared services expense (6.1 percent). A $9 million year-over-year decrease in net charge-offs (14.3 percent), primarily related to the impact of the new bankruptcy legislation in the fourth quarter of 2005, drove the favorable variance in the business line’s provision for credit losses.
     The increase in Consumer Banking’s contribution in the second quarter of 2006 from the first quarter of 2006 was the result of favorable variances in all categories. The increase in total net revenue was due primarily to an increase in total noninterest income (21.4 percent) which reflected an increase mortgage banking revenue and higher deposit service fees. In addition, lower gains from the sales of student loans were offset by improved retail leasing revenue. Noninterest expense was lower, on a linked quarter basis, due primarily to a favorable variance in net shared services expense partially offset by an increase in marketing and business development expense. The decrease in the provision for credit losses was due to a $9 million decrease in net charge-offs, primarily related to the continuing impact of new bankruptcy legislation.
     Wealth Management provides trust, private banking, financial advisory, investment management, insurance, custody and mutual fund servicing through six businesses: Private Client Group, Corporate Trust, U.S. Bancorp Investments and Insurance, FAF Advisors, Institutional Trust and Custody and Fund Services. Wealth Management contributed $148 million of the Company’s net income in the second quarter of 2006, 27.6 percent higher than the same period of 2005 and 10.4 percent higher than the first quarter of 2006. The increase in the business line’s contribution in the second quarter of 2006 over the same quarter of 2005 was the result of a favorable variance in total net revenue (21.6 percent) partially offset by an increase in total noninterest expense (17.5 percent). Net interest income was favorably impacted year-over-year by wider deposit spreads and growth in deposit balances. Noninterest income increased by 22.2 percent from the same quarter of 2005, primarily due to improved equity market conditions, incremental growth in customer accounts and balances and the acquisition of the corporate and institutional trust business of Wachovia Corporation. The increase in total noninterest expense was primarily due to the recent
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

acquisition. The increase in the business line’s contribution in the second quarter of 2006, as compared with the first quarter of 2006, was due primarily to seasonally higher trust and investment management fees and core account growth.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services contributed $251 million of the Company’s net income in the second quarter of 2006, a 37.2 percent increase from the same period of 2005 and a 12.6 percent increase from the first quarter of 2006. The increase in Payment Services’ contribution in the second quarter of 2006 from the same period of 2005 was the result of higher total net revenue (18.8 percent) and a $27 million favorable variance in the provision for credit losses (29.3 percent), partially offset by an increase in total noninterest expense (15.8 percent). The increase in total net revenue year-over-year was due to growth in total noninterest income (19.6 percent) and net interest income (15.6 percent), reflecting growth in higher yielding retail loan balances, partially offset by increases in noninterest-bearing corporate card balances. All revenue categories benefited from higher transaction volumes, rate changes and business expansion initiatives. The growth in total noninterest expense year-over-year primarily reflected new business initiatives, including costs associated with acquisitions and other business growth initiatives. The decrease in the provision for credit losses was driven by lower net charge-offs, year-over-year, reflecting the continuing near-term impact of changes in bankruptcy legislation in the fourth quarter of 2005.
     The increase in Payment Services’ contribution in the second quarter of 2006 from the first quarter of 2006 was due to improved noninterest income (10.8 percent), partially offset by increased provision for credit losses (8.3 percent) and a modest increase in total noninterest expense (2.6 percent). The increase in noninterest income was due to seasonally higher volumes in credit and debit card revenue and corporate payment products revenue. In addition, merchant processing services was favorably impacted by a recent business acquisition. The increase in total noninterest expense was primarily due to the timing of marketing programs and the impact of acquisitions on various expenses including compensation and employee benefits and other intangible expense.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. In addition, prior to
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

the adoption of SFAS 156, changes in mortgage servicing rights valuations due to interest rate changes were managed at a corporate level and, as such, reported within this business unit. Operational expenses incurred by Treasury and Corporate Support on behalf of the other business lines are allocated back to the appropriate business unit, primarily based on customer transaction volume and account activities, deposit balances and employee levels and are identified as net shared services expense. Treasury and Corporate Support recorded net income of $16 million in the second quarter of 2006, compared with net income of $101 million in the second quarter of 2005 and $85 million in the first quarter of 2006. The decrease in net income in the current quarter from the second quarter of 2005 was caused by an unfavorable change in net interest income ($140 million) reflecting the impact of a flatter yield curve and asset/liability management decisions during the past year, including reducing the investment securities portfolio, changes in interest rate derivative positions and the issuance of higher cost wholesale funding. The adverse impact of net interest income was offset somewhat by growth in noninterest income resulting from the gain on the MasterCard IPO. In addition, the favorable change in noninterest expense was due primarily to lower debt prepayment expense and the mortgage servicing rights impairment recorded in the second quarter of 2005. The unfavorable change in income taxes from a year ago resulted from the $94 million tax benefit recorded in the second quarter of 2005. Net income in the second quarter of 2006 was lower than net income in the first quarter of 2006 due to lower net interest income ($47 million) driven by the flatter yield curve and funding earning asset growth with wholesale funding. In addition, the lower contribution of this line of business reflects lower noninterest income ($25 million) due primarily to certain interest rate swap gains recognized in the first quarter of 2006, partially offset by the MasterCard IPO gain and higher noninterest expense ($34 million) primarily related to a debt restructuring charge and higher net shared services expense.
     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, JERRY A. GRUNDHOFER, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID M. MOFFETT, WILL REVIEW THE FINANCIAL RESULTS IN A PRE-RECORDED CALL ON TUESDAY, JULY 18, 2006. The call will be available by telephone or on the internet. The pre-recorded call will be available from approximately 7:00 a.m. (CDT) on Tuesday, July 18th through Tuesday, July 25that 11:00 p.m. (CDT). To access the recorded call, please dial 800-727-1367. Participants calling from outside the United States, please call 402-220-2669. Find the recorded call via the internet at usbank.com.
Minneapolis-based U.S. Bancorp (“USB”), with $213 billion in assets, is the 6th largest financial holding company in the United States. The Company operates 2,434 banking offices and 4,966 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.
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U.S. Bancorp Reports Second Quarter 2006 Results
July 18, 2006

Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, effects of mergers and acquisitions and related integration, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2005, on file with the SEC, for example the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
###
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Six Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	June 30,		June 30,
(Unaudited)	2006	2005	2006	2005

Interest Income
Loans	$2,449	$2,027	$4,781	$3,938
Loans held for sale	33	24	59	45
Investment securities	500	486	990	962
Other interest income	36	28	79	55

Total interest income	3,018	2,565	5,909	5,000
Interest Expense
Deposits	578	361	1,081	669
Short-term borrowings	270	143	540	255
Long-term debt	484	307	887	578

Total interest expense	1,332	811	2,508	1,502

Net interest income	1,686	1,754	3,401	3,498
Provision for credit losses	125	144	240	316

Net interest income after provision for credit losses	1,561	1,610	3,161	3,182
Noninterest Income
Credit and debit card revenue	202	177	384	331
Corporate payment products revenue	139	120	266	227
ATM processing services	61	57	120	104
Merchant processing services	253	198	466	376
Trust and investment management fees	314	253	611	500
Deposit service charges	264	234	496	444
Treasury management fees	116	117	223	224
Commercial products revenue	107	100	211	196
Mortgage banking revenue	75	110	99	212
Investment products fees and commissions	42	39	80	78
Securities gains (losses), net	3	1	3	(58)
Other	179	135	410	289

Total noninterest income	1,755	1,541	3,369	2,923
Noninterest Expense
Compensation	627	612	1,260	1,179
Employee benefits	123	108	256	224
Net occupancy and equipment	161	159	326	313
Professional services	41	39	76	75
Marketing and business development	58	67	98	110
Technology and communications	127	113	244	219
Postage, printing and supplies	66	63	132	126
Other intangibles	89	181	174	252
Debt prepayment	11	54	11	54
Other	227	199	453	374

Total noninterest expense	1,530	1,595	3,030	2,926

Income before income taxes	1,786	1,556	3,500	3,179
Applicable income taxes	585	435	1,146	987

Net income	$1,201	$1,121	$2,354	$2,192

Net income applicable to common equity	$1,184	$1,121	$2,337	$2,192

Earnings per common share	$.66	$.61	$1.30	$1.19
Diluted earnings per common share	$.66	$.60	$1.29	$1.17
Dividends declared per common share	$.33	$.30	$.66	$.60
Average common shares outstanding	1,781	1,833	1,791	1,842
Average diluted common shares outstanding	1,805	1,857	1,816	1,869

U.S. Bancorp
Consolidated Ending Balance Sheet

	June 30,	December 31,	June 30,
(Dollars in Millions)	2006	2005	2005

Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$7,234	$8,004	$6,442
Investment securities
Held-to-maturity	98	109	116
Available-for-sale	38,364	39,659	42,183
Loans held for sale	2,589	1,686	1,734
Loans
Commercial	45,369	42,942	43,180
Commercial real estate	28,562	28,463	27,743
Residential mortgages	21,063	20,730	17,966
Retail	46,388	45,671	44,555

Total loans	141,382	137,806	133,444
Less allowance for loan losses	(2,039)	(2,041)	(2,082)

Net loans	139,343	135,765	131,362
Premises and equipment	1,817	1,841	1,864
Goodwill	7,283	7,005	6,372
Other intangible assets	3,158	2,874	2,584
Other assets	13,519	12,522	11,324

Total assets	$213,405	$209,465	$203,981

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$30,730	$32,214	$33,401
Interest-bearing	69,302	70,024	69,690
Time deposits greater than $100,000	22,687	22,471	18,732

Total deposits	122,719	124,709	121,823
Short-term borrowings	20,570	20,200	20,434
Long-term debt	41,952	37,069	34,788
Other liabilities	7,749	7,401	7,035

Total liabilities	192,990	189,379	184,080
Shareholders’ equity
Preferred stock	1,000	—	—
Common stock	20	20	20
Capital surplus	5,789	5,907	5,903
Retained earnings	20,164	19,001	17,849
Less treasury stock	(5,421)	(4,413)	(3,984)
Other comprehensive income	(1,137)	(429)	113

Total shareholders’ equity	20,415	20,086	19,901

Total liabilities and shareholders’ equity	$213,405	$209,465	$203,981